EXHIBIT 99.1

NEWS RELEASE

Fiserv

For more information contact:
Chuck Doherty
Fiserv, Inc.
(262) 879-5966
chuck.doherty@fiserv.com

Dianne Douglas
NetDeposit, Inc.
(415) 584-4906
dianne@douglaspr.com

For immediate release:
May 17, 2004

Fiserv and NetDeposit Pursuing Agreement on Check 21-Related Solutions

        Brookfield, Wisconsin, May 17, 2004—Fiserv, Inc. (Nasdaq: FISV) and NetDeposit, Inc. are pursuing an agreement that will give each company access to the other’s Check 21-related solutions.

        Fiserv, the nation’s largest third-party check processor, is fine-tuning the development of capabilities to leverage the Oct. 28, 2004, implementation of Check 21 – a law designed to encourage innovation in check clearing. Fiserv will offer printing of substitute checks across its network of 50 image-based check-processing centers, and will act as a gateway for substitute check printing and image exchange to all of its 1,700 check-processing clients and to its more than 7,000 account processing clients.

        Fiserv will use software components from both NetDeposit and Fiserv’s Imagesoft Technologies business unit to enable distributed substitute check production and image exchange as part of Fiserv’s comprehensive service offering. In addition, the NetDeposit service offering will be enriched by products available from Fiserv and Imagesoft to authenticate substitute checks, and to validate the quality of images used to create substitute checks and for exchange. These enhanced products also will be offered to other NetDeposit customers.

        Fiserv and NetDeposit expect to finalize the agreement in the second quarter.

        “With proven capabilities in generating substitute checks and in developing technologies for image exchange, solutions from NetDeposit and Imagesoft will enable us to offer proven, leading-edge Check 21 and image exchange capabilities to clients throughout the financial services industry,” said Mark Damico,

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Fiserv, Corporate Headquarters, 255 Fiserv Drive, Brookfield, Wisconsin 53045 PH: 262-879-5000
Mailing Address: P.O. Box 979, Brookfield, Wisconsin 53008-0979 Internet: www.fiserv.com

NEWS RELEASE

Fiserv

President of the Fiserv Item Processing Group. “We see these as important relationships for strengthening each company’s ability to provide clients with unparalleled offerings of check processing solutions.”

        “We believe the combination of Fiserv’s innovative solutions and nationwide check processing services – together with our technology to power distributed substitute check production and image exchange – will deliver tremendous value to the industry; and will ultimately accelerate electronic check processing by enabling access to thousands of financial institutions,” said Danne Buchanan, Chief Executive Officer of NetDeposit.

        Established in 2001, NetDeposit, Inc. is a leading innovator of payment products and services for end-to-end electronic check processing and optimized clearing and settlement. Headquartered in Salt Lake City, NetDeposit has teamed with industry leaders such as The Clearing House, Wausau, Checkfree Corporation and US Dataworks to provide a gateway to all major check clearing channels now, and in the future. Through its patent pending technology, products and services, NetDeposit helps financial institutions, commercial businesses and payment processors greatly enhance their funds availability, reduce costs and risk, and eliminate the inefficiencies of manual check processing. Net Deposit is a wholly owned subsidiary of Zions Bancorporation (Nasdaq:ZION). More information on NetDeposit, Inc. can be found at www.net-deposit.com.

        As the nation’s largest third-party check processor, Fiserv annually touches more than 4.2 billion checks. The company operates 50 check-processing centers across the U.S. and another six in Canada, and has a national image archive that adds nearly 7 million check images each day.

        Fiserv, Inc. (Nasdaq: FISV) provides industry leading information management systems and services to the financial industry, including transaction processing, outsourcing, business process outsourcing and software and systems solutions. The company serves more than 15,000 clients worldwide, including banks, broker-dealers, credit unions, financial planners/investment advisers, insurance companies and agents, self-funded employers, lenders and savings institutions. Headquartered in Brookfield, Wisconsin, Fiserv reported $2.7 billion in processing and services revenues for 2003. Fiserv can be found on the Internet at www.fiserv.com.

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Fiserv, Corporate Headquarters, 255 Fiserv Drive, Brookfield, Wisconsin 53045 PH: 262-879-5000
Mailing Address: P.O. Box 979, Brookfield, Wisconsin 53008-0979 Internet: www.fiserv.com